NEWS

Charter Announces First Quarter 2021 Results

Stamford, Connecticut - April 30, 2021 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2021.

Key highlights:

•First quarter total residential and small and medium business ("SMB") customer relationships increased by 302,000. As of March 31, 2021, Charter served a total of 31.4 million residential and SMB customers, with 1.7 million net new customer relationships added over the last twelve months.

•First quarter total residential and SMB Internet customers increased by 355,000. As of March 31, 2021, Charter served a total of 29.2 million residential and SMB Internet customers, with 2.0 million total Internet customers added over the last twelve months.

•First quarter total residential and SMB mobile lines increased by 300,000. As of March 31, 2021, Charter served a total of 2.7 million mobile lines, with 1.3 million mobile lines added over the last twelve months.

•First quarter revenue of $12.5 billion grew by 6.7% year-over-year, driven by residential revenue growth of 5.8% and mobile revenue growth of 90.7%.

•First quarter Adjusted EBITDA1 of $4.9 billion grew by 12.5% year-over-year.

•Net income attributable to Charter shareholders totaled $807 million in the first quarter.

•First quarter capital expenditures totaled $1.8 billion and included $112 million of mobile-related capital expenditures.

•First quarter free cash flow1 of $1.9 billion grew by 35.3% year-over-year.

•During the first quarter, Charter purchased approximately 6.3 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $4.0 billion.

“We continue to execute well in a market environment that has not yet returned to normal. We added 355,000 Internet customers in the first quarter, and 2 million over the last year, for year-over-year growth of 7.3%,” said Tom Rutledge, Chairman and CEO of Charter. "Our value-driven operating strategy of providing multiple high-quality products at lower prices than sold individually continues to drive our growth.”

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2021 (a)	March 31, 2020 (a)	March 31, 2019 (a)
Footprint (b)
Estimated Passings	53,592	52,418	51,384

Customer Relationships (c)
Residential	29,361	27,745	26,591
SMB	2,071	1,976	1,863
Total Customer Relationships	31,432	29,721	28,454

Residential	282	468	321
SMB	20	18	30
Total Customer Relationships Quarterly Net Additions	302	486	351

Total Customer Relationship Penetration of Estimated Passings (d)	58.7%	56.7%	55.4%

Monthly Residential Revenue per Residential Customer (e)	$112.18	$112.73	$112.47
Monthly SMB Revenue per SMB Customer (f)	$163.79	$168.83	$170.64

Residential Customer Relationships Penetration
Single Play Penetration (g)	45.2%	43.6%	42.1%
Double Play Penetration (g)	32.6%	31.2%	27.9%
Triple Play Penetration (g)	22.2%	25.2%	30.0%

% Residential Non-Video Customer Relationships	47.3%	44.0%	40.0%

Internet
Residential	27,357	25,471	24,023
SMB	1,877	1,775	1,664
Total Internet Customers	29,234	27,246	25,687

Residential	334	563	398
SMB	21	19	30
Total Internet Quarterly Net Additions	355	582	428

Video
Residential	15,483	15,550	15,952
SMB	579	524	509
Total Video Customers	16,062	16,074	16,461

Residential	(156)	(70)	(152)
SMB	18	—	7
Total Video Quarterly Net Additions	(138)	(70)	(145)

Voice
Residential	9,113	9,360	10,015
SMB	1,238	1,162	1,072
Total Voice Customers	10,351	10,522	11,087

Residential	(102)	(83)	(120)
SMB	14	18	21
Total Voice Quarterly Net Additions	(88)	(65)	(99)

Mobile Lines
Residential	2,605	1,359	310
SMB	70	13	—
Total Mobile Lines	2,675	1,372	310

Residential	285	281	176
SMB	15	9	—
Total Mobile Lines Quarterly Net Additions	300	290	176

Enterprise (h)
Enterprise Primary Service Units ("PSUs")	276	269	253
Enterprise Quarterly Net Additions	2	2	5
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the first quarter of 2021, Charter's residential customer relationships grew by 282,000, compared to growth of 468,000 in the first quarter of 2020 and 321,000 in the first quarter of 2019. As of March 31, 2021, Charter had 29.4 million residential customer relationships, with year-over-year growth of 1.6 million, or 5.8%.

During the first quarter of 2021, Charter added 334,000 residential Internet customers, compared to 563,000 during the first quarter of 2020 and 398,000 during the first quarter of 2019. The lower net additions relative to 2020 and 2019 is a function of a lower market churn environment, resulting in fewer selling opportunities in the first quarter of 2021. During the first quarter, Charter doubled its starting download speed to 200 Mbps in 17 additional markets at no extra cost to customers. Currently, 200 Mbps is the minimum speed offered to new Spectrum Internet® customers in nearly 85% of Charter's footprint, with 100 Mbps the minimum speed offered in the remainder of its footprint. As of March 31, 2021, over 70% of customers subscribed to Internet tiers that provided 200 Mbps or more of speed. Charter also offers Spectrum Internet Gig across its entire footprint. Additionally, Charter's Advanced In-Home WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices, has now been launched across more than 90% of Charter's footprint for new Internet connects.

Residential video customers decreased by 156,000 in the first quarter of 2021, compared to decreases of 70,000 in the first quarter of 2020 and 152,000 in the first quarter of 2019. As of March 31, 2021, Charter had 15.5 million residential video customers.

During the first quarter of 2021, residential wireline voice customers declined by 102,000, compared to declines of 83,000 in the first quarter of 2020 and 120,000 in the first quarter of 2019. As of March 31, 2021, Charter had 9.1 million residential wireline voice customers.

First quarter 2021 residential revenue per residential customer (excluding mobile) totaled $112.18, and declined by 0.5% compared to the prior year period, given a higher percentage of non-video customers, a higher mix of lower priced video packages within Charter's video customer base, lower pay-per-view and video on demand revenue and lower installation revenue, partly offset by promotional rate step-ups and rate adjustments.

SMB customer relationships grew by 20,000 in the first quarter of 2021, while first quarter 2020 and 2019 SMB customer relationships grew by 18,000 and 30,000, respectively. During the first quarter of 2021, enterprise PSUs grew by 2,000, compared to growth of 2,000 in the first quarter of 2020 and 5,000 in the first quarter of 2019.

During the first quarter of 2021, Charter added 300,000 mobile lines, compared to growth of 290,000 during the first quarter of 2020 and 176,000 during the first quarter of 2019. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and runs on America's most awarded LTE network combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" or "By the Gig." All plans include 4G and 5G access, with no added taxes, fees or contracts.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2021	2020	% Change
REVENUES:
Internet	$5,086	$4,407	15.4%
Video	4,344	4,422	(1.8)%
Voice	399	457	(12.6)%
Residential revenue	9,829	9,286	5.8%
Small and medium business	1,012	996	1.6%
Enterprise	638	622	2.5%
Commercial revenue	1,650	1,618	2.0%
Advertising sales	344	365	(5.8)%
Mobile	492	258	90.7%
Other	207	211	(2.0)%
Total Revenue	12,522	11,738	6.7%

COSTS AND EXPENSES:
Total operating costs and expenses	7,577	7,342	3.2%

Adjusted EBITDA	$4,945	$4,396	12.5%

Adjusted EBITDA margin	39.5%	37.4%

Capital Expenditures	$1,821	$1,461
% Total Revenue	14.5%	12.4%

Net income attributable to Charter shareholders	$807	$396
Earnings per common share attributable to Charter shareholders:
Basic	$4.22	$1.91
Diluted	$4.11	$1.86

Net cash flows from operating activities	$3,751	$3,220
Free cash flow	$1,855	$1,371

Revenues

First quarter revenue increased by 6.7% year-over-year to $12.5 billion, driven primarily by growth in Internet and mobile revenues. Excluding advertising revenue, which benefited from political spend in the first quarter of 2020, revenue grew by 7.1% year-over-year.

Internet revenue grew by 15.4% year-over-year to $5.1 billion, driven by growth in Internet customers during the last year, promotional rate step-ups, rate adjustments and higher bundled revenue allocation.

Video revenue totaled $4.3 billion in the first quarter, a decrease of 1.8% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base, lower bundled revenue allocation, lower pay-per-view and video on demand revenue and lower installation revenue, partly offset by promotional rate step-ups and rate adjustments.

Voice revenue totaled $399 million in the first quarter, a decrease of 12.6% compared to the first quarter of 2020. Factors impacting the year-over-year change in voice revenue included value-based pricing, a decline in wireline voice customers over the last twelve months and changes in bundled revenue allocation.

Residential revenue totaled $9.8 billion in the first quarter, an increase of 5.8% year-over-year.

Commercial revenue increased by 2.0% year-over-year to $1.7 billion, driven by enterprise and SMB revenue growth of 2.5% and 1.6% year-over-year, respectively. Enterprise revenue growth was impacted by lower cell tower backhaul revenue. Enterprise retail revenue excluding wholesale revenue increased by 7.2% year-over-year, reflecting PSU growth. SMB revenue growth was partly reduced by some continuing COVID-19 related seasonal plans.

First quarter advertising sales revenue of $344 million declined by 5.8% compared to the year-ago quarter, driven by lower political revenue, partly offset by higher advanced advertising revenue. Excluding political revenue in both periods, advertising sales revenue increased by 5.3% year-over-year.

First quarter mobile revenue totaled $492 million, an increase of 90.7% year-over-year.

Other revenue totaled $207 million in the first quarter, a decrease of 2.0% year-over-year, driven by lower processing fees, partly offset by higher regional sports network revenue.

Operating Costs and Expenses

First quarter total operating costs and expenses increased by $235 million, or 3.2% year-over-year.

First quarter programming costs increased by $96 million, or 3.3% as compared to the first quarter of 2020, reflecting contractual programming increases and renewals, partly offset by a higher mix of lower cost packages within Charter's video customer base and lower pay-per-view expenses.

Regulatory, connectivity and produced content expenses increased by $49 million, or 8.9% year-over-year, primarily driven by higher sports rights costs as a result of more games played in the first quarter of 2021 compared to 2020.

Costs to service customers decreased by $44 million, or 2.4% year-over-year, despite year-over-year residential and SMB customer growth of 5.8%. The year-over-year decrease in costs to service customers was primarily driven by lower bad debt as a result of stimulus packages and lower market churn, partly offset by previously announced wage increases for hourly field operations and call center employees as Charter meets its commitment to a minimum $20 per hour wage in 2022.

Marketing expenses decreased by $15 million, or 2.0% year-over-year.

First quarter mobile costs totaled $572 million, an increase of 52.8% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Other expenses decreased by $49 million, or 5.5% as compared to the first quarter of 2020, primarily driven by a non-recurring adjustment to bonuses related to COVID-19.

Adjusted EBITDA

First quarter Adjusted EBITDA of $4.9 billion grew by 12.5% year-over-year, reflecting growth in revenue and operating expenses of 6.7% and 3.2%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $807 million in the first quarter of 2021, compared to $396 million in the first quarter of 2020. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, with a benefit from non-cash changes in the value of financial instruments as reflected in other income (expenses), net, largely offset by a tentative litigation settlement charge in other operating expenses, net.

Net income per basic common share attributable to Charter shareholders totaled $4.22 in the first quarter of 2021 compared to $1.91 during the same period last year. The increase was primarily the result of the factors described above in addition to a 7.9% decrease in basic weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.8 billion in the first quarter of 2021, compared to $1.5 billion during the first quarter of 2020, primarily driven by increases in scalable infrastructure and line extensions. The year-over-year increase in scalable infrastructure spending was primarily related to augmentation of network capacity for customer growth and usage, with incremental spending to reclaim network headroom maintained prior to COVID-19. The increase in line extensions was driven by continued network expansion, including to rural areas. First quarter capital expenditures included $112 million of mobile costs, most of which related to retail stores and IT systems, and are included in support capital.

Charter currently expects 2021 cable capital expenditures, excluding Rural Digital Opportunity Fund investments which will begin later this year, to be relatively consistent as a percentage of cable revenue versus 2020.

Cash Flow and Free Cash Flow

During the first quarter of 2021, net cash flows from operating activities totaled $3.8 billion, compared to $3.2 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA.

Free cash flow in the first quarter of 2021 totaled $1.9 billion, compared to $1.4 billion during the same period last year. The year-over-year increase in free cash flow was driven by an increase in net cash flows from operating activities.

Liquidity & Financing

As of March 31, 2021, total principal amount of debt was $84.3 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $772 million cash position.

In March 2021, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. jointly issued $1.5 billion aggregate principal amount of 3.500% senior secured notes due June 2041 at a price of 99.544% of the aggregate principal amount, $1.0 billion aggregate principal amount of 3.900% senior secured notes due June 2052 at a price of 99.951% of the aggregate principal amount and an additional $500 million aggregate principal amount of 3.850% senior secured notes due April 2061 at a price of 94.668% of the aggregate principal amount. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including funding buybacks of Charter Class A common stock and Charter Holdings common units as well as repaying certain indebtedness, including $750 million aggregate principal amount of CCO Holdings 5.750% notes due February 2026.

In April 2021, CCO Holdings, LLC and CCO Holdings Capital Corp. jointly issued $1.0 billion of 4.500% senior unsecured notes due 2033 at par. The net proceeds will be used for general corporate purposes, including to fund potential buybacks of Charter Class A common stock and Charter Holdings common units, to repay certain indebtedness and to pay related fees and expenses.

Share Repurchases

During the three months ended March 31, 2021, Charter purchased approximately 6.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.0 billion.

Conference Call

Charter will host a conference call on Friday, April 30, 2021 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Events & Webcasts" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 3359178.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 26, 2021. The conference ID code for the replay is 3359178.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $277 million and $311 million for the three months ended March 31, 2021 and 2020, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2021	2020	% Change
REVENUES:
Internet	$5,086	$4,407	15.4%
Video	4,344	4,422	(1.8)%
Voice	399	457	(12.6)%
Residential revenue	9,829	9,286	5.8%
Small and medium business	1,012	996	1.6%
Enterprise	638	622	2.5%
Commercial revenue	1,650	1,618	2.0%
Advertising sales	344	365	(5.8)%
Mobile	492	258	90.7%
Other	207	211	(2.0)%
Total Revenue	12,522	11,738	6.7%
COSTS AND EXPENSES:
Programming	2,988	2,892	3.3%
Regulatory, connectivity and produced content	600	551	8.9%
Costs to service customers	1,804	1,848	(2.4)%
Marketing	751	766	(2.0)%
Mobile	572	374	52.8%
Other expense	862	911	(5.5)%
Total operating costs and expenses (exclusive of items shown separately below)	7,577	7,342	3.2%
Adjusted EBITDA	4,945	4,396	12.5%
Adjusted EBITDA margin	39.5%	37.4%
Depreciation and amortization	2,441	2,497
Stock compensation expense	134	90
Other operating expenses, net	302	7
Income from operations	2,068	1,802
OTHER INCOME (EXPENSES):
Interest expense, net	(983)	(980)
Other income (expenses), net	52	(326)
	(931)	(1,306)
Income before income taxes	1,137	496
Income tax expense	(216)	(29)
Consolidated net income	921	467
Less: Net income attributable to noncontrolling interests	(114)	(71)
Net income attributable to Charter shareholders	$807	$396

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$4.22	$1.91
Diluted	$4.11	$1.86
Weighted average common shares outstanding, basic	191,404,527	207,831,305
Weighted average common shares outstanding, diluted	205,872,536	212,810,613

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2021	2020
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$772	$1,001
Accounts receivable, net	2,395	2,539
Prepaid expenses and other current assets	496	369
Total current assets	3,663	3,909

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,184	34,357
Customer relationships, net	5,185	5,615
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	136,245	136,848

OTHER NONCURRENT ASSETS	3,531	3,449

Total assets	$143,439	$144,206

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,911	$8,867
Current portion of long-term debt	1,005	1,008
Total current liabilities	9,916	9,875

LONG-TERM DEBT	83,882	81,744
DEFERRED INCOME TAXES	18,227	18,108
OTHER LONG-TERM LIABILITIES	4,233	4,198

SHAREHOLDERS' EQUITY:
Controlling interest	20,997	23,805
Noncontrolling interests	6,184	6,476
Total shareholders' equity	27,181	30,281

Total liabilities and shareholders' equity	$143,439	$144,206

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$921	$467
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,441	2,497
Stock compensation expense	134	90
Noncash interest income, net	(7)	(12)
Deferred income taxes	156	(14)
Other, net	(5)	315
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	144	99
Prepaid expenses and other assets	(182)	(67)
Accounts payable, accrued liabilities and other	149	(155)
Net cash flows from operating activities	3,751	3,220

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,821)	(1,461)
Change in accrued expenses related to capital expenditures	(75)	(388)
Real estate investments through variable interest entities	(50)	(38)
Other, net	(10)	37
Net cash flows from investing activities	(1,956)	(1,850)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,289	4,339
Repayments of long-term debt	(3,164)	(3,589)
Payments for debt issuance costs	(22)	(41)
Issuance of equity	—	23
Purchase of treasury stock	(3,652)	(2,352)
Proceeds from exercise of stock options	9	93
Purchase of noncontrolling interest	(507)	(393)
Distributions to noncontrolling interest	(39)	(39)
Borrowings for real estate investments through variable interest entities	50	—
Other, net	12	(24)
Net cash flows from financing activities	(2,024)	(1,983)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(229)	(613)
CASH AND CASH EQUIVALENTS, beginning of period	1,001	3,549
CASH AND CASH EQUIVALENTS, end of period	$772	$2,936

CASH PAID FOR INTEREST	$1,017	$1,050
CASH PAID FOR TAXES	$20	$19

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2021 (a)	March 31, 2020 (a)	March 31, 2019 (a)
Footprint (b)
Estimated Passings	53,592	52,418	51,384

Customer Relationships (c)
Residential	29,361	27,745	26,591
SMB	2,071	1,976	1,863
Total Customer Relationships	31,432	29,721	28,454

Residential	282	468	321
SMB	20	18	30
Total Customer Relationships Quarterly Net Additions	302	486	351

Total Customer Relationship Penetration of Estimated Passings (d)	58.7%	56.7%	55.4%

Monthly Residential Revenue per Residential Customer (e)	$112.18	$112.73	$112.47
Monthly SMB Revenue per SMB Customer (f)	$163.79	$168.83	$170.64

Residential Customer Relationships Penetration
Single Play Penetration (g)	45.2%	43.6%	42.1%
Double Play Penetration (g)	32.6%	31.2%	27.9%
Triple Play Penetration (g)	22.2%	25.2%	30.0%

% Residential Non-Video Customer Relationships	47.3%	44.0%	40.0%

Internet
Residential	27,357	25,471	24,023
SMB	1,877	1,775	1,664
Total Internet Customers	29,234	27,246	25,687

Residential	334	563	398
SMB	21	19	30
Total Internet Quarterly Net Additions	355	582	428

Video
Residential	15,483	15,550	15,952
SMB	579	524	509
Total Video Customers	16,062	16,074	16,461

Residential	(156)	(70)	(152)
SMB	18	—	7
Total Video Quarterly Net Additions	(138)	(70)	(145)

Voice
Residential	9,113	9,360	10,015
SMB	1,238	1,162	1,072
Total Voice Customers	10,351	10,522	11,087

Residential	(102)	(83)	(120)
SMB	14	18	21
Total Voice Quarterly Net Additions	(88)	(65)	(99)

Mobile Lines
Residential	2,605	1,359	310
SMB	70	13	—
Total Mobile Lines	2,675	1,372	310

Residential	285	281	176
SMB	15	9	—
Total Mobile Lines Quarterly Net Additions	300	290	176

Enterprise (h)
Enterprise Primary Service Units ("PSUs")	276	269	253
Enterprise Quarterly Net Additions	2	2	5

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2021, March 31, 2020 and March 31, 2019, customers included approximately 125,100, 140,800 and 171,100 customers, respectively, whose accounts were over 60 days past due, approximately 26,500, 12,500 and 19,500 customers, respectively, whose accounts were over 90 days past due and approximately 20,000, 8,200 and 20,800 customers, respectively, whose accounts were over 120 days past due. Included in the March 31, 2021 aging statistics are approximately 26,900 residential voice customers that would have been disconnected under our normal collection policies, but were not due to certain state mandates in place.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
Net income attributable to Charter shareholders	$807	$396
Plus: Net income attributable to noncontrolling interest	114	71
Interest expense, net	983	980
Income tax expense	216	29
Depreciation and amortization	2,441	2,497
Stock compensation expense	134	90
Other expenses, net	250	333
Adjusted EBITDA (a)	$4,945	$4,396

Net cash flows from operating activities	$3,751	$3,220
Less: Purchases of property, plant and equipment	(1,821)	(1,461)
Change in accrued expenses related to capital expenditures	(75)	(388)
Free cash flow	$1,855	$1,371

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
Customer premise equipment (a)	$489	$463
Scalable infrastructure (b)	411	170
Line extensions (c)	399	343
Upgrade/rebuild (d)	145	129
Support capital (e)	377	356
Total capital expenditures	$1,821	$1,461

Capital expenditures included in total related to:
Commercial services	$333	$261
Mobile	$112	$87

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. First Quarter 2021 Earnings Release